Exhibit 99.1

FOR IMMEDIATE RELEASE	Thursday, January 2, 2025

Amar Maletira Appointed to Celestica’s Board of Directors

TORONTO, January 2, 2025 (GLOBE NEWSWIRE) -- Celestica Inc. (TSX: CLS) (NYSE: CLS), a leader in design, manufacturing, hardware platform and supply chain solutions for the world’s most innovative companies is pleased to announce the appointment of Amar Maletira to its Board of Directors, effective January 1, 2025.

Mr. Maletira has over 25 years of broad public company business, strategic and finance leadership in numerous enterprise technology industries, including holding various senior executive positions with Rackspace Technology, VIAVI Solutions, Inc., Hewlett-Packard (HP), Siemens and HCL-Picker. Mr. Maletira is currently the Chief Executive Officer of Rackspace Technology.

“We are happy to have Amar join Celestica’s board,” said Mike Wilson, Chair, Celestica’s Board of Directors. “We will benefit from his deep experience in transforming global enterprise businesses, as well as his extensive background in strategic and operational management, business development and finance.”

Mr. Maletira was named the CFO of the Year by Silicon Valley Business Journal in 2016. He was ranked the #1 CFO in TMT Mid-Cap by investors and analysts surveyed by Institutional Investor Magazine in 2019.

He holds a BS in Electronics and Communication Engineering from Karnataka University in India, and an MBA from the Ross School of Business at the University of Michigan.

Following his appointment, Celestica’s board of directors will have 9 members.

About Celestica

Celestica enables the world's best brands. Through our recognized customer-centric approach, we partner with leading companies in Aerospace and Defense, Communications, Enterprise, HealthTech, Industrial and Capital Equipment to deliver solutions for their most complex challenges. As a leader in design, manufacturing, hardware platform and supply chain solutions, Celestica brings global expertise and insight at every stage of product development - from the drawing board to full-scale production and after-market services. With talented teams across North America, Europe and Asia, we imagine, develop and deliver a better future with our customers.

For further information on Celestica, visit www.celestica.com.

The company's securities filings can be accessed at www.sedarplus.com and www.sec.gov.

Contacts:

Celestica Global Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com